PRESS RELEASE
SOURCE:  Energy Income and Growth Fund

ENERGY INCOME AND GROWTH FUND SHAREHOLDERS APPROVE ENERGY INCOME PARTNERS, LLC AS INVESTMENT SUB-ADVISOR

LISLE, IL - (BUSINESS WIRE) - January 9, 2008 - First Trust Advisors L.P. ("FTA") announced today that on January 8, 2008, shareholders of Energy Income and Growth Fund (AMEX: FEN), approved Energy Income Partners, LLC ("EIP"), 49 Riverside Avenue, Westport, Connecticut 06880, as the investment sub-advisor to the Fund. EIP has served as the investment sub-advisor to the Fund pursuant to an interim investment sub-advisory agreement since September 14, 2007. The shareholder meeting will reconvene on January 23, 2008 at 4:00 p.m. Central time, at the offices of FTA, 1001 Warrenville Road, Suite 300, Lisle, Illinois 60532, to allow shareholders additional time to vote on the proposal to authorize the Fund to issue and sell additional common shares, subject to certain conditions.

FEN is a non-diversified closed-end management investment company. FEN's investment objective is to seek a high level of after-tax total return with an emphasis on current distributions paid to shareholders. The Fund seeks to provide its shareholders with an efficient vehicle to invest in a portfolio of cash-generating securities of energy companies. The Fund focuses on investing in publicly traded master limited partnerships ("MLPs") and related public entities in the energy sector which the Fund's sub-advisor believes offer opportunities for income and growth. Under normal market conditions, the Fund invests at least 85% of its managed assets in securities of energy companies, energy sector MLPs and MLP-related entities and at least 65% of its managed assets in equity securities of such MLPs and MLP-related entities.

First Trust Advisors L.P. has served as the Fund's investment advisor since its inception. At December 31, 2007, First Trust Advisors L.P. managed or supervised approximately $33 billion in assets.

EIP is a federally registered investment advisor, founded in October 2003 by James J. Murchie to provide professional asset management services in the area of energy-related MLPs and other high-payout securities. EIP mainly focuses on infrastructure assets such as pipelines, storage and terminals that receive fee-based or regulated income from its corporate customers. At October 1, 2007, EIP managed or supervised approximately $725 million in client assets.

In connection with the solicitation of proxies, the Fund has filed a proxy statement. Because the proxy statement contains important information, FEN's shareholders are urged to read it carefully. The proxy statement is available free of charge at the SEC's website, www.sec.gov. FEN's shareholders are able to obtain copies of these documents by calling FTA toll-free at 800-621-1675. The foregoing is not an offer to sell, nor a solicitation of an offer to buy shares of any fund, nor is it a solicitation of any proxy.

Press Release                            Source:  Energy Income and Growth Fund


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CONTACT:  Jeff Margolin - 630-915-6784

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SOURCE:  Energy Income and Growth Fund